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            Exhibit 10.1


                   SEPARATION AGREEMENT AND GENERAL RELEASE
                   ----------------------------------------

This Separation Agreement and General Release (the "Agreement") is entered into by ADDINGTON RESOURCES, INC., ADDINGTON HOLDING COMPANY, INC. and ADDINGTON ENVIRONMENTAL, INC. (collectively, the "Companies"), and KIRBY J. TAYLOR ("Mr. Taylor").


                                   RECITALS

Mr. Taylor has been employed under the terms of an Employment Agreement dated as of June 2, 1994 between Addington Resources, Inc. and Mr. Taylor (the "Employment Agreement") and serves as President of the Companies; and Mr. Taylor will resign from his employment with the Companies effective as of January 12, 1996; and Mr. Taylor and the Companies desire to resolve fully and finally all claims and differences between them including, but not limited to, all disputes arising out of Mr. Taylor's employment with the Companies and his resignation from that employment.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Mr. Taylor and the Companies agree as follows:

                                    PART I

In consideration of the promises and covenants made by Mr. Taylor in this Agreement, the parties agree as follows:

1.1 The Companies agree to pay Mr. Taylor a lump sum amount of $200,000.00 less deductions required by law, which amount shall be payable seven days following Taylor's execution of this Agreement, provided he has not at that date revoked it in accordance with Section 3.2 hereof.

1.2 As additional consideration for the promises and covenants of Mr. Taylor contained in this Agreement, the Companies agree that Mr. Taylor may keep and retain the computer and computer equipment that Mr. Taylor used during his employment with the Companies.

                                    PART II

In consideration of promises made by the Companies and Mr. Taylor in Parts I and III of this Agreement, the Companies and Mr. Taylor agree as follows:

2.1 Mr. Taylor agrees to and does hereby resign from his employment with the Companies and their subsidiaries, and from his status as officer of the Companies and their subsidiaries, effective on January 12, 1996.

2.2 Mr. Taylor agrees to waive any and all rights to rehiring or reinstatement with the Companies.

2.3  Except as otherwise expressly provided in this Agreement:

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     (a)  Mr. Taylor agrees to release the Companies from any and all legal and equitable claims which he has, or may have, arising out of his employment with the Companies or termination of that employment.

     Specifically, Mr. Taylor, for himself and his heirs, executors, administrators, insurers, and assigns, irrevocably and unconditionally releases and discharges the Companies and its present and former agents, directors, shareholders, commissioners, officers, employees, representatives, attorneys, divisions, parents, subsidiaries and affiliates, and their predecessors, successors, heirs, executors, administrators and assigns (said parties, including the Companies referred to hereinafter as the "Releasees") from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements (including, but not limited to, Mr. Taylor's Employment Agreement and any Stock Option Agreements except as set forth below), controversies, damages and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever in law or equity, whether known or unknown, which he ever had, now has or may have had against Releasees since the beginning of time and which arose prior to the date of complete execution of this Agreement. Provided, however, this Agreement does not release, discharge or affect Mr. Taylor's rights under that certain Stock Option Agreement dated as of October 24, 1994 relating to Mr. Taylor's option to purchase 13,333 common stock of Addington Resources, Inc., said option having vested on October 24, 1995.

     Claims being released include, but are not limited to, (1) any and all claims against Releasees arising under any federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions and/or common law(s) including any tort or contract claims, and specifically including claims of discrimination in employment on the basis of race, sex, religion, national origin, age, disability and/or veteran's status arising under or pursuant to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. (S)2000e, et seq.; the Kentucky Civil Rights Act, as amended KRS Chapter 344; the Americans With Disabilities Act, as amended, the Federal Rehabilitation Act of 1973, as amended, Executive Order 111246, and KRS Chapter 202, as amended; (2) any and all tort claims including, but not limited to claims of wrongful termination, assault, battery and intentional or negligent infliction of emotional distress and outrage, (3) any and all claims of breach of any express or implied employment contract, (4) any and all claims for unpaid benefits, commissions or entitlements asserted under any Companies plan or policy, benefits offering or program, and (5) any and all claims for attorneys' fees, interest, costs or injunctive relief to which Mr. Taylor is, or may be, entitled either by statute or otherwise. It is specifically agreed however, that Mr. Taylor shall retain all rights under his 401(k) Plan account.

     (b) The Companies agree to release Mr. Taylor from any and all legal and equitable claims which it has, or may have, arising out of Mr. Taylor's employment and service as an officer and Director with the Companies or termination of that employment and service.

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2.4  In specific consideration of the Companies' agreement set forth in Part I,
Sections 1.1 and 1.2, of this Agreement, the sufficiency of which is hereby acknowledged, for himself and his heirs, executors, administrators and assigns, Mr. Taylor hereby irrevocably and unconditionally releases and discharges Releasees from any and all age discrimination claims or liability arising under federal, state or local law including, but not limited to, the Age Discrimination in Employment Act, as amended, 29 U.S.C. (S)626 et seq., the Kentucky Civil Rights, as amended, KRS Chapter 344, and any other statute, local or municipal ordinance, resolution or regulation governing age discrimination in employment.

Mr. Taylor acknowledges that the Companies have advised and encouraged him to seek the advice of an attorney regarding the content and effect of this Agreement and that he has been afforded 21 days in which to seek his attorney's advice.

2.5 Mr. Taylor agrees that he will not seek to recover legal or equitable remedies against the Companies arising out of his employment or his resignation from that employment, that he will not request or permit any other person or agency to seek such recovery on his behalf and that he will not permit himself to be a member of any class seeking such recovery. Mr. Taylor further agrees that he will not counsel or assist any other person or agency in the prosecution of any claim for such recovery, whether such claim is filed on his own behalf or on behalf of others, unless he is under a court order to do so. Mr. Taylor agrees that if any such claim referenced herein is filed, pursued or otherwise prosecuted by him, individually or collectively, or by persons or entities acting by or through him, individually or collectively, Mr. Taylor waives his rights to relief from such claim, including the right to attorneys' fees, costs and any and all other relief, whether legal or equitable, sought in such claim, and agrees to indemnify and hold the Releasees harmless from such claim, including attorneys' fee and costs.

2.6 Mr. Taylor agrees and acknowledges that, during the course of his employment with the Companies he has come into possession of proprietary information and that he is under a continuing obligation to keep the said proprietary information confidential and to abide by all Companies policies regarding proprietary and confidential information.

2.7 Mr. Taylor covenants and agrees that the termination and release contained in Section 2.3 above shall not affect Section 18 of Mr. Taylor's Employment Agreement relating to Restrictive Covenant, which shall survive this Agreement and remain in full force and effect. Mr. Taylor also hereby expressly acknowledges that this covenant will not prevent him from finding other gainful employment.

2.8 Mr. Taylor agrees to turn over possession of the Companies' automobile that has been available for his use during his employment. Mr. Taylor shall deliver the automobile to the Companies' offices in Lexington, Kentucky no later than Friday January 19, 1996, at which time he shall receive payment of the sum described in Section 1.1.

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                                    PART III

3.1 It is understood and agreed by the parties that this Agreement is executed in settlement of any present or future claims and that neither it, nor the fact of settlement, constitutes an admission of any liability, violation of law or wrongdoing of any kind or nature whatsoever on the part of any party hereto.

3.2 Mr. Taylor and the Companies agree that, for a period of seven (7) days following the execution of this Agreement, Mr. Taylor may revoke this Agreement by notifying the President of the Companies, in writing, of his intent to do so.

3.3 It is understood and agreed by the parties that no release, waiver or other promise set forth in this Agreement shall be construed to prohibit either party from enforcing the terms of this Agreement in a court of competent jurisdiction.

3.4 This Agreement is made and entered into in the Commonwealth of Kentucky and shall in all respects be interpreted, enforced and governed under the laws of Kentucky. The language of all parties of this Agreement shall in all cases be interpreted as a whole, according to its fair meaning, and not strictly for or against any of the parties, regardless of which is the drafter of this Agreement.

3.5 Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

3.6 This Agreement sets forth the entire agreement between Mr. Taylor and the Companies and fully supersedes any and all prior agreements or understandings between them relating to the subject matter hereof.

3.7 Mr. Taylor agrees that the fact and the terms of this Agreement shall be strictly confidential and that he shall not divulge, directly or indirectly, explicitly or implicitly, the terms of this Agreement to any person other than his attorney(s) and tax advisor(s), or as otherwise required by law or to assure compliance with the terms of this Agreement, and in the event of disclosure to these persons, will provide such persons with a copy of this Section 3.7 and take all necessary actions to obtain such persons' written agreement to comply with the terms of this paragraph so as to protect and ensure the confidentiality of this Agreement. Except as required by law, the Companies agree not to issue any public statements concerning this Agreement or the amounts paid hereunder, although it may issue a press release regarding the fact that Taylor has resigned.

3.8. If requested, Mr. Taylor agrees that he will cooperate with the Companies in the preparation and issuance of a press release concerning his resignation. In addition, Mr. Taylor shall not make disparaging or adverse statements or comments about the Companies, or any of its directors, officers, employees, customers and agents. The Companies agree not to issue any public statements disparaging Taylor's efforts on behalf of the Companies while employed.

3.9. In the event that the terms of Sections 2.6, 2.7, 3.7 or 3.8 are violated, the parties agree that irreparable harm may come to the other and that the parties should therefore be entitled to an injunction of such actions, and monetary damages and any other relief in law or in equity that may be appropriate, including attorneys' fees incurred in a successful action for breach of this Agreement.

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                             PLEASE READ CAREFULLY
                             ---------------------

THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EXCEPT FOR CLAIMS ASSERTING BREACH OF THIS AGREEMENT.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, Mr. Taylor and the Companies have executed the foregoing Separation Agreement and General Release on the dates indicated:

                                     ADDINGTON RESOURCES, INC.

                                     By /s/ R. Douglas Striebel
                                        -----------------------

                                     Title: Vice President
                                           ----------------

                                     Date: January 12, 1996
                                          -----------------


                                     ADDINGTON HOLDING COMPANY, INC.

                                     By  /s/ R. Douglas Striebel
                                       -------------------------

                                     Title: Secretary/Treasurer
                                           --------------------

                                     Date: January 12, 1996
                                          -----------------


                                     ADDINGTON ENVIRONMENTAL, INC.


                                     By  /s/ Jack Baker
                                       ----------------

                                     Title: Chief Executive Officer
                                           ------------------------

                                     Date: January 12, 1996
                                          -----------------


                                      /s/ Kirby J. Taylor
                                     --------------------
                                     Kirby J. Taylor

                                     Date: January 12, 1996
                                          -----------------

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